Exhibit 21.1

Park Place Energy Inc.
Subsidiaries of Small Business Issuer
December 31, 2016

Name	Jurisdiction

Park Place Energy Corp.	Nevada

BG Explorations EOOD	Bulgaria

Park Place Energy (Bermuda) Ltd.	Bermuda